Saba Capital Income & Opportunities Fund N -2/A

Exhibit (g)(1)

INVESTMENT MANAGEMENT AGREEMENT

SABA CAPITAL INCOME & OPPORTUNITIES FUND

This AGREEMENT, dated as of May 21, 2021, shall be effective as of June 4, 2021 and is between Saba Capital Income & Opportunities Fund (the “Trust”), a Massachusetts business trust and Saba Capital Management, L.P. (the “Manager”), a limited partnership formed and existing under the laws of the State of Delaware (the “Agreement”).

WHEREAS, the Trust is a closed-end management investment company, registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Manager is registered as an investment adviser under the Investment Advisers Act of 1940, and is engaged in the business of supplying investment advice and investment management and certain other services, as an independent contractor; and

WHEREAS, the Trust desires to retain the Manager to render advice and services pursuant to the terms and provisions of this Agreement, and the Manager is willing to furnish said advice and services.

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

1.	Employment of Manager.

The Trust hereby employs the Manager and the Manager hereby accepts such employment, to render investment advice and investment management services with respect to the assets of the Trust (“Advisory Services”), and to provide or arrange for the provision of administrative services as the Manager may deem reasonably necessary from time to time for the ordinary operation of the Trust (“Administrative Services”), subject to the supervision and direction of the Board of Trustees of the Trust (the “Trustees”).

The Manager shall, as part of its duties hereunder (i) furnish the Trust with advice and recommendations with respect to the investment of the Trust’s assets and the purchase and sale of its portfolio securities, including the taking of such other steps as may be necessary to implement such advice and recommendations, (ii) furnish the Trust with reports, statements and other data on securities, economic conditions and other pertinent subjects which the Board of Trustees may reasonably request, (iii) permit, with its written consent, its officers and employees to serve without compensation as Trustees of the Trust if elected to such positions and (iv) in general superintend and manage the investment of the Trust, subject to the ultimate supervision and direction to the Board of Trustees.

Subject to the approval of the Board of Trustees, the Manager is authorized to enter into sub-advisory agreements with other registered investment advisers to serve as investment sub-advisers, whether or not affiliated with the Manager (each, a “Sub-Adviser”). The Manager will continue to have responsibility for all services furnished pursuant to any sub-advisory agreement. The Trust and the Manager understand and agree that the Manager may manage the Trust with one or more Sub-Advisers, which contemplates that the Manager will, among other things: (i) continually evaluate the performance of any Sub-Adviser to the Trust; and (ii) periodically make recommendations to the Board of Trustees regarding the results of its evaluation and monitoring functions. The Trust recognizes that, subject to the approval of the Board of Trustees, a Sub-Adviser’s services may be terminated or modified and that the Manager may appoint a new Sub-Adviser for the Trust.

2.    Reasonable Best Judgment. The Manager shall use its reasonable best judgment and efforts in rendering the Advisory Services as contemplated by this Agreement.

3.    Exclusivity. The Manager shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized, have no authority to act for or represent the Trust in any way, or in any way be deemed an agent for the Trust. It is expressly understood and agreed that the Advisory Services to be rendered by the Manager to the Trust under the provisions of this Agreement are not to be deemed exclusive, and the Manager shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be materially impaired thereby.

4.    Reasonable Best Efforts. The Manager agrees to use its reasonable best efforts in the furnishing of such advice and recommendations to the Trust, in the preparation of reports and information, in the management of the Trust’s assets, and in the provision of Advisory Services, all pursuant to this Agreement, and for this purpose the Manager shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of the Manager shall be deemed to include persons employed or retained by the Manager to furnish statistical, research, and other factual information, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice and assistance as the Manager may desire and request.

5.    Statements and Reports. The Trust will from time to time furnish to the Manager detailed statements of the investments and assets of the Trust and information as to its investment objectives and needs, and will make available to the Manager such financial reports, proxy statements, legal and other information relating to its investments as may be in the possession of the Trust or available to it and such other information as the Manager may reasonably request.

6.	Expenses.

(a) In consideration for the Management Fee, the Manager will provide the Trust with certain operational and managerial services. The Manager shall be responsible for (i) the compensation of any Sub-Adviser retained pursuant to this Agreement, and (ii) the compensation of any investment advisory personnel that provide services to the Trust on behalf of the Manager pursuant to this Agreement, along with the allocable portion of the following “overhead expenses” (office space, rent and utilities, furniture and fixtures, computer equipment, stationery, secretarial/managerial services, salaries, entertainment expenses, employee insurance and payroll taxes) attributable to such investment advisory personnel.

(b) Other than the expenses expressly borne by the Manager pursuant to Section 6(a) above, the Trust shall be responsible for all of the expenses of its operations, including, without limitation, the Trust’s investment-related expenses whether relating to investments that are consummated or unconsummated (e.g., brokerage commissions, due diligence costs, expenses relating to short sales, investment banking fees, sourcing or finder’s fees (which may include a base fee component and/or a performance compensation component), borrowing charges on securities sold short, custodial fees and expenses and nominee fees); bank service fees, clearing and settlement charges and interest expense; Management Fees; fees and expenses incidental to the purchase and sale of interests in, and the fees and expenses of, portfolio companies in which the Trust invests; interest payable on debt, if any, to finance the Trust’s investments; expenses relating to software tools, programs or other technology utilized in managing the Trust (including, without limitation, third-party software licensing, implementation, data management and recovery services and custom development costs); exchange listing fees, expenses relating to proxy contests, voting, tender offers and solicitation fees and expenses; trading platform and seat fees; research-related expenses, including, without limitation, news and quotation equipment and services; fees and expenses associated with independent audits and outside legal costs; fees for data and software providers; other expenses related to the purchase, sale or transmittal of investments; website creation and maintenance, fees for risk management systems and service providers; legal expenses; other professional fees (including, without limitation, expenses of consultants and experts); transfer agent and custodial fees; the costs of organizing and maintaining any subsidiaries; costs relating to swaps (and similar agreements); tax preparation expenses; accounting expenses; fees and expenses associated with marketing and investor relations efforts including proxy solicitations and shareholder meetings; costs of printing and mailing proxies, reports and/or notices; market data costs; administration expenses (including fees for the provision of middle-office and back-office services); directors’ and officers’ fees); Trust-related insurance expenses (including, without limitation, premium payments for fidelity bonds and Directors’ and Officers’ and Errors and Omissions insurance); compensation and expenses of the independent members of the Board of Trustees of the Trust; organizational and offering-related expenses, including the preparation and filing of related registration statements under the Securities Act of 1933, as amended; filing and registration fees; corporate licensing fees, federal, state and local taxes and other governmental fees and expenses; all regulatory expenses (including, without limitation, fees and expenses incurred in connection with ongoing compliance obligations and the preparation and filing of regulatory filings, including those required under the 1940 Act and applicable federal and state securities laws); litigation-related and indemnification expenses; withholding and transfer fees; trademarks; other expenses related to the purchase, monitoring, sale, allocation, settlement, custody, valuation, appraisal or transmittal of assets; extraordinary expenses, including the costs of any third party pricing or valuation services; the allocable portion of the compensation and related overhead expenses attributable to any director, officer, partner or employee of the Manager or any affiliate thereof when and to the extent providing administrative services to the Trust; and other similar expenses and all other costs and expenses incurred in connection with the engagement of any third party service providers to provide administrative services to the Trust.

(c) To the extent the Manager incurs or bears any costs or expenses expressly borne by the Trust pursuant to Section 6(b) above, the Trust shall promptly reimburse the Manager for such costs and expenses on no less frequently than a quarterly basis.

7.	Delegation.

(a) The Manager may delegate the performance of certain Advisory Services to a Sub-Adviser.

(b) Certain Administrative Services may be furnished by the directors, officers, partner or employees of the Manager or of affiliates of the Manager, or by any third-party service provider retained by the Trust to provide such Administrative Services in lieu of the Manager; provided, that any agreement pertaining to the provision of Administrative Services shall be subject to the approval of the Board of Trustees.

(c) The Manager shall not be liable to the Trust for any service delegated to a third party service provider.

8.    Oversight of Sub-Advisers. In the event that the Manager wishes to select others to render Advisory Services, the Manager shall analyze, select and recommend for consideration and approval by the Board of Trustees investment advisory firms (however organized) to provide investment advice to the Trust, and, at the expense of the Manager, engage (which engagement may also be by the Trust) any such investment advisory firm to render investment advice and manage the investments of the Trust and the composition the Trust’s portfolio of securities and investments, including cash, and the purchase, retention and disposition thereof, or any offering thereof, in accordance with the Trust’s investment objective or objectives and policies as stated in the Trust’s registration statement, as may be supplemented or amended from time to time (the “Registration Statement”). The Manager shall take the following actions in respect of the performance by the Sub-Adviser of its obligations in respect of the Trust:

(a) Periodically monitor and evaluate the performance of the Sub-Advisers with respect to the investment objectives and policies of the Trust, including without limitation, perform periodic detailed analysis and review of the Sub-Adviser’s investment performance in respect of the Trust and in respect of other accounts managed by the Sub-Adviser with similar investment strategies;

(b) Prepare and present periodic reports to the Board of Trustees regarding the investment performance of the Sub-Adviser and other information regarding the Sub-Adviser, at such times and in such forms as the Board of Trustees may reasonably request;

(c) Review and consider any changes in the personnel of the Sub-Adviser responsible for performing the Sub-Adviser’s obligations and make appropriate reports to the Board of Trustees;

(d) Review and consider any changes in the ownership or senior management of the Sub-Adviser and make appropriate reports to the Board of Trustees;

(e) Perform periodic in-person or telephonic diligence meetings with representatives of the Sub-Adviser;

(f) Supervise Sub-Advisers with respect to the services that such Sub-Advisers provide under each Sub-Adviser’s Sub-Advisory Agreement;

(g) Assist the Board of Trustees and management of the Trust in developing and reviewing information with respect to the initial approval of the Sub-Adviser Agreement with the Sub- Adviser and annual consideration of the agreement thereafter;

(h) Monitor the Sub-Advisers for compliance with the investment objective or objectives, policies and restrictions of the Trust, the 1940 Act, Subchapter M of the Internal Revenue Code, and if applicable, regulations under such provisions, and other applicable law;

(i) If appropriate, analyze and recommend for consideration by the Board of Trustees termination of a contract with a Sub-Adviser under which the Sub-Adviser provides investment advisory services to the Trust;

(j) Identify potential successors to or replacements of the Sub-Adviser or potential additional Sub-Advisers, perform appropriate due diligence, and develop and present to the Board of Trustees a recommendation as to any such successor, replacement, or additional Sub-Adviser;

(k) Designate and compensate from its own resources such personnel as the Manager may consider necessary or appropriate to the performance of its services hereunder; and

(l) Perform such other review and reporting functions as the Board of Trustees shall reasonably request consistent with this Agreement and applicable law.

9.	Compensation.

(a) The Trust agrees to pay to the Manager, and the Manager agrees to accept, as full compensation for all Advisory Services furnished or provided to the Trust and as full reimbursement for all expenses assumed by the Manager consistent with Section 6(a), a management fee equal to the amount specified for the Trust on Schedule A.

(b) The management fees shall be accrued daily by the Trust and paid to the Manager at the end of each calendar month.

10.    Prohibition on Short Positions. The Manager agrees that neither it nor any of its officers or employees shall take any short position in the capital stock of the Trust. This prohibition shall not prevent the purchase of such shares by any of the officers and directors or bona fide employees of the Manager or any trust, pension, profit-sharing or other benefit plan for such persons or affiliates thereof, at a price not less than the net asset value thereof at the time of purchase, as allowed pursuant to rules promulgated under the 1940 Act.

11.    Actions in Contravention of Organizational Documents. Nothing herein contained shall be deemed to require the Trust to take any action contrary to the Declaration of Trust or By- Laws of the Trust, or any applicable statute or regulation, or to relieve or deprive the Trustees of the Trust of its responsibility for and control of the conduct of the affairs of the Trust.

12.	Limitation of Liability of the Manager; Indemnification.

(a) In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder on the part of the Manager, the Manager (and its officers, managers, agents, employees, partners, controlling persons, members, agents and any other person or entity affiliated with the Manage) shall not be subject to liability to the Trust, the members of the Board of Trustees or to any shareholder of the Trust, for any act or omission in the course of, or connected with, rendering Advisory Services and any other services provided from time to time by the Manager or for any losses that may be sustained in the purchase, holding or sale of any security by the Trust.

(b) No provision of this Agreement shall be construed to protect any director or officer of the Trust, or of the Manager, from liability in violation of Section 17(i) of the 1940 Act.

(c) The Trust shall indemnify the Manager (and its officers, managers, agents, employees, partners, controlling persons, members, agents and any other person or entity affiliated with the Manager) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Trust or its security holders) arising out of or otherwise based upon the performance of any of the Manager’s duties or obligations under this Agreement or otherwise as an investment adviser of the Trust. Notwithstanding the preceding sentence of this Paragraph 12 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Trust or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Manager’s duties or by reason of the reckless disregard of the Manager’s duties and obligations under this Agreement.

13.    Term and Continuation. This Agreement shall become effective June 4, 2021 (the “Effective Date”), subject to the condition that the Board of Trustees, including a majority of those Trustees who are not parties to this Agreement or interested persons (as defined under the 1940 Act) of either the Trust or the Manager, and a majority of the outstanding voting securities of the Trust, shall have approved this Agreement. Unless terminated as provided herein, the Agreement shall continue in full force and effect for two years following the Effective Date, and shall continue from year to year thereafter so long as such continuation is approved at least annually by either (i) the Board of Trustees, including a majority of those Trustees who are not parties to this Agreement or interested persons (as defined under the 1940 Act) of either the Trust or the Manager, or (ii) the affirmative vote of a majority of the outstanding voting securities of the Trust.

14.	Termination.

(a) This Agreement may be terminated at any time, without payment of any penalty, by the Board of Trustees of the Trust or by the affirmative vote of a majority of the outstanding voting securities of the Trust, upon sixty (60) days written notice to the Manager, and by the Manager upon sixty (60) days written notice to the Trust.

(b) This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the 1940 Act.

15. Use of Name. It is understood that the name “Saba Capital Management, L.P.” or any trademark, trade name, service mark, or logo, or any variation of such trademark, service mark, or logo of the Manager or its affiliates, including but not limited to the mark “Saba®” (collectively, the “Saba Marks”) is the valuable property of the Manager and its affiliates, and that the Trust has the right to use such Saba Marks only so long as this Agreement or any subsequent agreement with the Manager in replacement of this Agreement shall continue with respect to such Trust. Upon termination of this Agreement without its replacement by a subsequent agreement, the Trust shall, as soon as is reasonably possible, discontinue all use of the Saba Marks and shall promptly amend its Declaration of Trust to change its name (if such Saba Marks are included therein).

18.	Applicable Law.

(a) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

(b) The term “majority of the outstanding voting securities” of the Trust shall have the meaning as set forth in the 1940 Act.

(c) This Agreement shall be governed by the laws of the State of New York applicable to contracts formed and to be performed entirely within the State of New York, without regard to the conflicts of law principles thereof, to the extent such principles would require or permit the application of the laws of another jurisdiction; provided, that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Investment Advisors Act of 1940, as amended, or any rules or orders of the SEC thereunder.

19. Limitation of Liability for Claims. The Manager is hereby expressly put on notice of the limitation of liability as set forth in the Trust’s Declaration of Trust and agrees that the obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and the Manager shall not seek satisfaction of any such obligation from the shareholders of the Trust or from any trustee, officer, employee or agent of the Trust.

20. Excess Brokerage Commissions. The Manager is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Trust to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Manager determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Trust’s portfolio, and constitutes the best net results for the Trust.

21. Responsibility of Dual Directors, Officers and/or Employees. If any person who is a manager, partner, officer or employee of the Manager or its affiliates is or becomes a director, officer, partner and/or employee of the Trust and acts as such in any business of the Trust, then such manager, partner, officer and/or employee of the Manager or its affiliates shall be deemed to be acting in such capacity solely for the Trust, and not as a manager, partner, officer or employee of the Manager or its affiliates or under the control or direction of the Manager, even if paid by the Manager or an affiliate thereof.

22.    Amendment of Agreement. This Agreement may be amended only by written agreement of the Manager and the Trust and only in accordance with the provisions of the 1940 Act and the rules and regulations promulgated thereunder.

23.    Proxy Voting. The Manager shall be responsible for voting any proxies solicited by an issuer of securities held by the Trust in the best interest of the Trust and in accordance with the Manager’s proxy voting policies and procedures, as any such proxy voting policies and procedures may be amended from time to time. The Manager’s proxy voting policies and procedures, and any amendment thereto will be subject to Board of Trustee’s approval. The Trust has been provided with a copy of the Manager’s proxy voting policies and procedures and has been informed as to how it can obtain further information from the Manager regarding proxy voting activities undertaken on behalf of the Trust. In accordance with its provisions of managerial services to the Trust hereunder, the Manager shall be responsible for reporting the Trust’s proxy voting activities, as required, through periodic filings on Form N-PX or any successor form thereto.

IN WITNESS WHEREOF the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first written above.

SABA CAPITAL INCOME & OPPORTUNITIES FUND

By:
	Name:	Andrew Kellerman
	Title:	Chair of the Board of Trustees

SABA CAPITAL MANAGEMENT, L.P.

By:
	Name:	Michael D’Angelo
	Title:	COO

SCHEDULE A

with respect to the

INVESTMENT MANAGEMENT AGREEMENT

between

SABA CAPITAL INCOME & OPPORTUNITIES FUND

and

SABA CAPITAL MANAGEMENT, L.P.

Series	Annual Management Fee (as a percentage of Managed Assets*)
Saba Capital Income & Opportunities Fund	1.05%

*	“Managed Assets” shall mean the Trust’s average daily gross asset value, minus the sum of the Trust’s accrued and unpaid dividends on any outstanding preferred shares and accrued liabilities (other than liabilities for the principal amount of any borrowings incurred, commercial paper or notes issued by the Trust and the liquidation preference of any outstanding preferred shares).